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                                                                   Exhibit 10.11

                           RESTATEMENT OF FMG ROYALTY
                           AGREEMENT OF 7 AUGUST, 1992


         This RESTATEMENT OF THE FMG (Forcelledo Marketing Group, Inc.) AGREEMENT of August 7, 1992 is entered into as of this 20th day of March, 1995 by and between Jack and Beth Forcelledo, two individuals (sometimes hereinafter collectively referred to as "FORCELLEDO"), on the one hand, and ROLLERBALL INTERNATIONAL INC., a corporation organized under the laws of the State of Delaware ("ROLLERBALL"), on the other hand.

                                    RECITALS

         A. Rollerball is engaged in the business of developing, manufacturing and distributing In-line skates and accessories principally, but not exclusively, in the United states.

         B. Forcelledo is the founder of FMG and Rollerball International Inc., and also owner and holder of all rights to the Rollerball skate concept (an In-line skate distinguished by two or more spherical balls as wheels, also known as Roll Ball technology) and the Rollerball brand name (Schedule A).

         C. This Agreement memorializes a modification of the terms and conditions agreed to in the August 6, 1996 Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, and on the basis of the representations, warranties, covenants and agreements set forth below Forcelledo and Rollerball agree as follows:

         1. TRANSFER OF RIGHTS

         1.1 Forcelledo hereby transfers and assigns to Rollerball all rights, title and interest in and to all patents, trademarks, copyrights and other intellectual property rights, ideas and know-how associated with the Rollerball two or more spherical balls tandem skate ("Rights").

         1.2 With the transfer of the Rights, Rollerball hereby obtains sole and exclusive authority and discretion to determine the method of marketing products developed from the Rollerball two or more spherical balls tandem skate technology. This may involve, without limitation, the establishment of a new company to market such products, third-party licensing agreements for the Rights, distribution agreements with retailers or direct response marketing.
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         2.       COMPENSATION TO FORCELLEDO

         2.1 As total compensation to Forcelledo as consideration for the transfer of the Rights, Rollerball shall pay to Forcelledo a royalty (the "Royalty") which is equal to three percent (3%) of worldwide Net Sales, with the exception of letter of credit sales, of all Rollerball Skate products which are listed on Schedule B to this Agreement (the "Rollerball Skate Products"). For purposes of this Agreement, "Net Sales" shall mean gross sales minus all returns, trade discounts and allowances. On Net Sales generated by letter of credit sales, Forcelledo shall be paid a Royalty of 1.8% of worldwide Net Sales of the Rollerball Skate Products. The Royalty shall be paid in perpetuity, unless adjusted pursuant to Section 2.3 below.

         2.2 Forcelledo shall not be paid a royalty in connection with any products, other than the Rollerball Skate Products as listed in Schedule B, developed, manufactured, distributed and marketed by Rollerball.

         2.3 In the event that Rollerball shall file a Registration Statement with the Securities and Exchange Commission for purposes of registering the common stock of Rollerball under the Securities Act of 1933, all royalties due to Forcelledo in connection with the manufacturer and distribution of the Rollerball Skate Products shall be reduced proportionately with all other Rollerball royalty recipients if deemed necessary, in the good faith determination of Rollerball and its advisors, to facilitate an initial public offering of Rollerball's common stock, and such reductions, if any, will be negotiated by the parties in good faith.

         2.4 The Royalty shall be paid in U.S. currency once every six (6) months, not later than forty (40) days following the last day of Rollerball's second and fourth fiscal quarters. The royalty payments are retroactive to the first shipments by Rollerball in 1994.

         2.5 Forcelledo shall be responsible for payment of any and all state and federal taxes owed on a Royalty payment from Rollerball. The parties acknowledge and agree that any compensation paid by Rollerball to Forcelledo shall be reported to the Internal Revenue Service and appropriate state taxing authorities by Rollerball in accordance with U.S. tax laws and regulations.

         3. REPRESENTATIONS AND WARRANTIES
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 Rollerball hereby represents and warrants to Forcelledo that:

         3.1 Rollerball is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

         3.2 Rollerball has taken all requisite corporate action to authorize and approve the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes a legal, valid and binding agreements of Rollerball, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or the scope of equitable remedies which may be available.

         3.3 The execution an delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate the Articles of Incorporation or the bylaws of Rollerball or any agreement, contract or other instrument to which Rollerball is a party, or any statue, rule, regulation, order, judgment, award or decree.

         3.4 There is no litigation, proceeding or investigation pending or, to the knowledge of Rollerball, threatened against Rollerball affecting any of its assets or properties that could result, either in any case or in the aggregate, in any material adverse change in the assets, properties or business of Rollerball, or than could impair the validity of this Agreement or any action to be taken pursuant to this Agreement.

         4.       AUDIT RIGHTS

         4.1 Upon ten (10) days written notice by Forcelledo to Rollerball, Forcelledo shall be given the right to audit Rollerball's accounting books and financial records as they pertain to payment of the Royalty, together with appropriate backup documentation related to the production and manufacturer of the Rollerball Skate Products.

         4.2 In the event that Forcelledo's audit as provided for by Section 4.1 above demonstrates, in the good faith judgment of Rollerball and its advisors, that Forcelledo is owed an additional Royalty payment, upon written notice of the deficiency by Forcelledo to Rollerball, Rollerball shall have forty-five
(45) days to pay the balance owing to Forcelledo without penalty.
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         4.3 In the event that an audit conducted by Forcelledo pursuant to
Section 4.1 above results in a good faith dispute between Rollerball and Forcelledo as to whether Forcelledo is owed an additional Royalty payment, the parties hereto agree to abide by the results of a second audit to be conducted by an independent auditor to be mutually agreed upon by Rollerball and Forcelledo (the "Independent Audit"). Prior to the commencement of an Independent Audit, Forcelledo will provide a written notice (the "Audit Notice") to Rollerball which will request that the Independent Audit be conducted and will state the amount of additional Royalty payment which is alleged by Forcelledo to be owed by Rollerball. In the event that the Independent Audit demonstrated that Forcelledo is not owed an additional Royalty payment, Forcelledo will pay the costs and professional fees associated with the Independent Audit. In the event that the Independent Audit demonstrates that Forcelledo is owed an additional Royalty payment, in addition to Forcelledo's other remedies provided by California Law and by this agreement, Rollerball shall pay Forcelledo the additional Royalty payment and interest at the rate of ten percent (10%) per annum on the principal balance due and owing from the date for payment of the Royalty set forth in Section 2.4 to the date that the Royalty is paid in full. In the event that the Independent Audit demonstrates that Forcelledo is owed an additional Royalty payment, the costs of the Independent Audit shall be borne by the parties in proportion to the amount determined by the Independent Audit to be owed by Rollerball as compared to the amount of additional Royalty payment demanded by Forcelledo in the Audit Notice. For example only, if the Audit Notice states that an additional Royalty payment of $50,000 is owed by Rollerball and the Independent Audit determines that, in fact, Forcelledo is owed $25,000, and the Independent Audit costs $20,000 to conduct, the parties will each pay $10,000 of Independent Audit expense. If the parties are required by the firm conducting the Independent Audit to pay an advance retainer or fee, the parties will share that obligation equally, and an adjustment and/or reimbursement will be made at the conclusion of the Independent Audit to reflect the proportional obligation of the parties as determined above.

         4.4 Any audit of Rollerball's accounting books and financial records conducted in connection with the payment of the Royalty shall occur at Rollerball's corporate headquarters in Los Angeles, California.

         4.5 Except as otherwise provided by this Agreement, Forcelledo shall be solely responsible for paying the cost of any audit conducted by Forcelledo pursuant to Section 4.1, except that Rollerball shall produce relevant accounting records as its own costs.

         5.       ARBITRATION

         5.1 In the event of a default in terms and provisions of this Agreement, the parties hereto agree that they shall submit their dispute to arbitration pursuant to the
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rules of the American Arbitration Association. Furthermore, during the arbitration process, Forcelledo shall have the right to conduct discovery, including but not limited to obtaining copies of all pertinent accounting documents and deposing any and all witnesses regarding relevant accounting issues.



         6.       ATTORNEY'S FEES

         In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party's expenses, including attorneys' fees, incurred in such action.

         7.       MISCELLANEOUS PROVISIONS

         7.1 Successors and Assigns. All of the terms, provisions and obligations of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by Forcelledo without the prior written consent of Rollerball in each instance.

         7.2 Governing Law. The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of California.

         7.3 Headings. Sections and subsections headings are not to be considered part of this Agreement and are include solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

         7.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver or termination of this Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         7.5 Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the United ~ate~ mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telex or
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telecopier, when such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received:



         If to Rollerball:

         Rollerball International Inc.
         9255 Doheny Road, Suite 2705
         Los Angeles, California 90069
         Attention:        Jack Forcelledo, President & CEO
         Telecopier Number: 310-275-3081

         If to Forcelledo

         Beth and Jack Forcelledo
         9255 Doheny Road                   Suite 2504
         Los Angeles, California 90069

Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

         7.6 Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than Rollerball or Forcelledo any rights or remedies under or by reason of this Agreement.

         7.7 Execution and Delivery of Restatement of Assignment of Rights and Royalty Agreement. This Agreement shall become binding upon and enforceable by the parties hereto only upon the full execution and delivery (by all named parties hereto) of the Restatement of FMG Royalty Agreement dated August 7, 1992, dated as of the date of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above;

         -------------------------------
         JACK FORCELLEDO


         -------------------------------
         BETH FORCELLEDO
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         -----------------------------------
         ROLLERBALL INTERNATIONAL INC.
         Jack Forcelledo, President & CEO